Exhibit 4.2

TDCX Inc. – Class A Ordinary Shares

Number                 Shares

(Incorporated under the laws of the Cayman Islands)

Share Capital is US$50,000 divided into

(i) 50,000,000 Class A Ordinary Shares of a par value of US$0.0001 each,

(ii) 200,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and

(iii) 250,000,000 Shares of a par value of US$0.0001 each of such class or classes (however designated)

THIS IS TO CERTIFY THAT                is the registered holder of                 Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the said Company on                by:

DIRECTOR: